UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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UNIVERSAL LOGISTICS HOLDINGS, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL LOGISTICS HOLDINGS, INC.

12755 E. Nine Mile Road

Warren, Michigan 48089

(586) 920-0100

www.universallogistics.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 26, 2023

To our Shareholders:

You are cordially invited to attend the 2023 annual meeting of shareholders of Universal Logistics Holdings, Inc., a Michigan corporation. The meeting will be held at the Detroit Athletic Club located at 241 Madison St., Detroit, Michigan 48226, on April 26, 2023, at 10:00 a.m. local time. The meeting is being held for the following purposes:

1.
To elect 10 directors to serve for the ensuing year.
2.
To approve a non-binding advisory proposal on executive compensation.
3.
To conduct an advisory vote on the frequency of future shareholder advisory votes on executive compensation.
4.
To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2023.
5.
To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These matters are more fully described in the accompanying proxy statement. Only shareholders of record of our common stock as of the close of business on March 10, 2023 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By order of the board of directors,

/s/ Steven Fitzpatrick
Steven Fitzpatrick
Vice President – Finance and Investor Relations, Secretary

March 31, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 26, 2023:

The Proxy Statement and our Annual Report on Form 10-K for the Year Ended December 31, 2022 are available at www.proxyvote.com.

Universal Logistics Holdings, Inc.

_______________

Proxy Statement

For the Annual Meeting of Shareholders

To Be Held on April 26, 2023

_______________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors of Universal Logistics Holdings, Inc. (“Universal” or the “Company”) in connection with our 2023 Annual Meeting of Shareholders or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on April 26, 2023 at 10:00 a.m. Eastern Time. The meeting will be held at the Detroit Athletic Club located at 241 Madison St., Detroit, Michigan 48226.

This Proxy Statement and form of proxy are first being mailed on or about March 31, 2023 to our shareholders of record as of the close of business on March 10, 2023 (the “Record Date”).

The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a shareholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.

What is the purpose of the annual meeting?

At the meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting. Those matters include electing our directors, ratifying the appointment of our independent public accounting firm, conducting an advisory vote on the compensation paid to our named executive officers, and conducting an advisory vote on the frequency of the shareholder vote on the compensation paid to our named executive officers. We will also consider such other business as may properly come before the meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of the meeting and to vote their shares at the meeting. Holders of our common stock are entitled to one vote per share.

What is the difference between a shareholder of record and a street name holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, you are a shareholder of record. If your shares are held in the name of a broker, bank, trust, or other nominee as a custodian, you are a street name holder.

Who can attend the annual meeting?

All shareholders as of the record date or their duly appointed proxies may attend the meeting. Attendees may be subject to health screening procedures consistent with practices advised by governmental authorities or otherwise then in effect for visitors entering the meeting location, and seating may be limited to comply with applicable governmental guidelines.

What is required for admission to the annual meeting?

The Company asks shareholders planning to attend the meeting to notify the Company at least 24 hours in advance of the meeting by contacting our corporate secretary at 586-920-0100. For the courtesy of all members and other guests at the Detroit Athletic Club, we kindly ask that you respect the venue’s regulations and dress code policy. The Company’s corporate secretary will provide you with appropriate details regarding these policies upon receipt of your call as referenced above. Shareholders who are street name holders must also bring a copy of a brokerage statement reflecting their ownership as of the record date in order to attend the meeting. Shareholders who vote their shares by proxy do not need to attend the meeting. The Company urges all shareholders to promptly submit their proxy for the meeting regardless of whether you plan to attend in person. Your vote is important.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the people appointed as proxies by our board of directors the authority to vote your shares as indicated on the proxy card.

What constitutes a quorum?

The authorized capital stock of Universal consists of 100,000,000 shares of common stock, no par value. As of the record date, 26,284,424 shares of our common stock are outstanding and entitled to vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting business to be conducted at the meeting. Proxies that are received and marked as withholding authority, abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

You may vote by mail or by following the alternative voting procedures described on the accompanying proxy card. If you complete, sign and return the proxy card, it will be voted as you direct. If no choice is specified on a signed proxy card, the persons named as proxies will vote in accordance with the recommendations of the board, as set out below.

If you hold shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters that are not considered to be routine matters, including the election of directors, executive compensation, and other significant matters. The proposals in this proxy statement (i) to elect the nominees for director, (ii) to approve the compensation paid to our named executive officers, and (iii) to approve the proposed frequency of the shareholder vote on the compensation paid to our named executive officers are not considered to be routine matters. Therefore, without your specific instructions, your shares will not be voted on these matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such broker non-votes, however, will be counted in determining whether there is a quorum. You should follow the directions provided by your nominee regarding instructions on how to vote your shares.

The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm is considered a routine matter. If beneficial owners fail to give voting instructions, then brokers, banks, and other nominees will have the discretionary authority to vote shares of our common stock with respect to this proposal.

You may vote in person at the meeting if you are a shareholder of record as of the record date.

What is a broker non-vote?

Generally, a broker non-vote occurs when a broker, bank or other nominee holding shares in street name for a customer is precluded from exercising voting discretion on a particular proposal because:

(1)
the beneficial owner has not instructed the nominee on how to vote, and
(2)
the nominee lacks discretionary voting power to vote such issues.

Under NASDAQ rules, a nominee does not have discretionary voting power with respect to the approval of non-routine matters absent specific voting instructions from the beneficial owners of such shares.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board. The board’s recommendations are set forth together with each proposal in this proxy statement. In summary, the board recommends a vote:

•
“FOR” the election of the nominated slate of directors.
•
“FOR” the proposal to approve, on an advisory basis, the compensation paid to our named executive officers.
•
That shareholders conduct the non-binding advisory vote on the compensation of our named executive officers once every “THREE” years.
•
“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm.

What vote is required to approve each proposal?

•
Election of Directors. The affirmative vote of the holders of shares of our common stock representing a plurality of the shares of our common stock voting on the matter is required for the election of directors. Votes withheld and broker non-votes are not counted toward a nominee’s total number of votes.
•
Advisory Vote on Executive Compensation. The approval of the non-binding advisory resolution regarding the compensation of our named executive officers requires that the votes cast in favor of the proposal exceed the number of votes cast against the proposal.
•
Advisory Vote on Frequency of Shareholder Vote on Executive Compensation. Shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. The non-binding advisory vote as to the frequency of the non-binding shareholder vote regarding the approval of the compensation of our named executive officers will require you to choose between a frequency of every year, once every two years, or once every three years, or abstain from voting. The Board will consider the option receiving the greatest number of votes to be the frequency recommended by the shareholders.
•
Ratification of Grant Thornton. The ratification of the appointment by the Audit Committee of Grant Thornton requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Are there other matters to be voted on at the meeting?

As of the date of this proxy statement, our board does not know of any other matters that may come before the meeting. Should any other matter requiring a vote of the shareholders arise and be properly presented at the meeting, the proxy included with this proxy statement confers upon the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

Can I revoke or change my proxy after I return my proxy card?

Yes. Any proxy may be revoked by a shareholder at any time before it is exercised at the meeting by delivering to our secretary a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Who is paying for the expenses involved in preparing and mailing this proxy statement?

We are paying the expenses involved in preparing, assembling, and mailing these proxy materials and all costs of soliciting proxies. Our executive officers and other employees may solicit proxies, without additional compensation, personally and by telephone and other means of communication. We will reimburse brokers and other persons holding our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

How many directors are there?

Our fifth amended and restated bylaws provide that the number of directors shall not be less than one nor more than 13 members, with the precise number to be fixed by resolution of the board. Currently, we have 10 directors. The board has recommended 10 nominees for election at the meeting.

How long do directors serve?

Our bylaws provide that each director holds office until the subsequent annual meeting of shareholders after the director’s election and until a successor is elected and qualified, or until the director’s earlier resignation, removal from office, or death. The shareholders of the Company elect successors for directors whose terms have expired at the meeting. The board elects members to fill new membership positions and vacancies in unexpired terms on the board.

Do the shareholders elect the executive officers?

No. Executive officers are elected by the board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation, or removal.

Our Website

We maintain a website at www.universallogistics.com. The information on our website is not a part of this proxy statement, and it is not incorporated into any other filings we make with the SEC. We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the Investor Relations section of our website. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, and public conference calls and webcasts.

Whether or not you plan to attend the annual meeting, you are urged to promptly submit your proxy.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

Our board of directors currently consists of 10 directors. Members of our board are elected annually to serve until the next annual meeting of shareholders or until their successors are elected and qualified. Our board has nominated for election each of the current directors. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experience, qualifications, attributes, or skills that caused the board to determine that the person should serve as a director.

Grant E. Belanger	Director Since 2016

Grant E. Belanger, age 62, is currently a principal of G. Belanger Consultants LLC, a management consulting firm. Mr. Belanger retired in 2015 from Ford Motor Company. There, he held various management positions for 30 years, including executive director of Material Planning and Logistics. Mr. Belanger previously served as a member of the board of directors of Ford Otosan, a publicly traded joint venture between Ford and Koc Holding located in Kocaeli, Turkey. He currently serves on our audit committee. Mr. Belanger brings to the board demonstrated leadership abilities and a keen understanding of the transportation, logistics, and manufacturing businesses, both domestically and internationally. His ability to offer the original equipment manufacturer (OEM) perspective on critical business issues is invaluable to the board.

Frederick P. Calderone	Director Since 2009

Frederick P. Calderone, age 72, retired in 2016 after over 20 years of service as a vice president of a diversified holding company headquartered in Warren, Michigan. During his career, Mr. Calderone was widely recognized for his expertise in corporate, partnership and individual income tax matters; estate planning; tax planning for multinational businesses; mergers, acquisitions and commercial transactions; tax controversies and litigation; and corporate accounting. Earlier in his career, Mr. Calderone was a partner with Deloitte, Haskins, & Sells. Mr. Calderone has also served as a member of the board of directors of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1998. Mr. Calderone possesses a long history of advising and providing executive oversight to transportation and logistics companies. With his thorough understanding of financial reporting, generally accepted accounting principles, financial analytics, taxation, and budgeting, Mr. Calderone brings to the board a unique combination of expertise in accounting, strategic planning, and finance.

Daniel J. Deane	Director Since 2009

Daniel J. Deane, age 67, has served as president of Nicholson Terminal & Dock Company since 1990. Mr. Deane also serves as president of Shamrock Chartering Company and has been a member of the Society of Naval Architects and Marine Engineers since 1985. He is a member of the International Stevedoring Council. Previously, Mr. Deane served on the board of Southern Wayne County Regional Chamber and is a past president of the Port of Detroit Operators Association. He currently serves on our audit committee. Mr. Deane possesses significant experience in operations, management, finance, and strategic planning for various companies in the transportation industry. His deep knowledge of not only operators providing numerous modes of transportation services but also the practices and procedures of OEMs and other shippers qualifies Mr. Deane as an instrumental resource in his capacity as a director.

Clarence W. Gooden	Director Since 2018

Clarence W. Gooden, age 71, retired from CSX Corporation in May 2017. During his 47 years at CSX, Mr. Gooden held numerous leadership positions, including vice chairman and president from September 2015 through February 2017. Mr. Gooden currently serves on the advisory board of Argo Consulting, LLC, an operations improvements consulting firm. He previously served as a director of the National Association of Manufacturers, TTX Company, and the National Freight Transportation Association and as a member of the Atlanta Federal Reserve Bank’s Trade and Transportation Advisory Council. Mr. Gooden possesses extensive experience and a network of relationships in railroads, transportation, logistics, finance, energy, and commodities. A proven industry leader, he brings the perspective and insight of a successful transportation executive to the board’s role in formulating and evaluating the Company’s business planning and execution.

Matthew T. Moroun	Director Since 2004

Matthew T. Moroun, age 49, is chairman of our board of directors. He is also currently chairman of our executive committee and our compensation and stock option committee. Mr. Moroun controls other family-owned businesses engaged in transportation, insurance, business services, and real estate development and management. He has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 1992 and its chairman since 2007. Mr. Moroun is the father of Matthew J. Moroun, a member of our board of directors. Mr. Moroun’s long-term, substantive leadership experience allows him to provide operational, financial, business, capital markets, and strategic expertise to our board. He possesses first-hand knowledge of market-leading practices in our industry. His perspective on transportation, automotive, real estate, infrastructure, and government relations enhance the board’s ability to oversee and direct our strategy, business planning, and execution.

Matthew J. Moroun	Director Since 2020

Matthew J. Moroun, age 22, is a director of Universal. He is also employed in other Moroun family-owned businesses engaged in transportation and business services. Mr. Moroun has served as a director of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) since 2020. Mr. Moroun obtained a Bachelor of Business Administration in Finance from the Mendoza College of Business at the University of Notre Dame in December 2021. Mr. Moroun is the son of our chairman, Matthew T. Moroun. Mr. Moroun will provide an important perspective to the board during this period of disruption and transformation in the industry. Additionally, Moroun family members have a special interest in the continuing success of the Company and have always played an important role in the business. Mr. Moroun's participation on the board will ensure that tradition of family stewardship continues.

Tim Phillips	Director Since 2020

Tim Phillips, age 57, became our president and chief executive officer in January 2020. He previously served as Universal's executive vice president of transportation since January 2019. From October 2009 to January 2019, Mr. Phillips held the position of president of Universal Intermodal Services, Inc., the Company’s intermodal subsidiary. Prior to that role, he served as president of a predecessor to UACL Logistics, LLC from January 2007 to September 2009. He also served as vice president of a predecessor to Universal Intermodal Services, Inc. from October 2004 to December 2006 and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University. His wealth of experience at Universal across several operating segments, along with his knowledge of the day-to-day management of the Company, provides the board an important perspective in establishing and overseeing the financial, operational, and strategic direction of the Company.

Michael A. Regan	Director Since 2013

Michael A. Regan, age 68, is the chief relationship development officer of TranzAct Technologies, Inc., a privately held logistics information company that he co-founded in 1984. Mr. Regan was chief executive officer and chairman of the board for TranzAct until 2011. Prior to starting TranzAct, Mr. Regan worked for Bank of America, PriceWaterhouse, and the Union Pacific Corporation. He is a certified public accountant with a B.S.B.A. from the University of Illinois at Urbana-Champaign. He serves or has served on the boards of numerous industry groups including the American Society of Transportation & Logistics, National Industrial Transportation League and the National Association of Strategic Shippers. He is the past chairman of the Transportation Intermediaries Association Foundation and was the recipient of the 2014 Council of Supply Chain Management Professionals Distinguished Service Award. Mr. Regan’s extensive experience in the logistics industry and his background and experience in both internal and external auditing make him uniquely qualified to serve on our board.

Richard P. Urban	Director Since 2004

Richard P. Urban, age 81, is chairman of our audit committee. Mr. Urban previously served as an executive in various supply and logistics capacities at DaimlerChrysler AG and several of its predecessor companies. He has an M.B.A. from Michigan State University. Mr. Urban brings to the board a comprehensive understanding of the challenges and opportunities in the transportation industry. His management experience with supply and logistics operations not only provide him with insight into our financial affairs but also enable him to conduct effective oversight of the Company’s actions.

H. E. Scott Wolfe	Director Since 2014

H. E. Scott Wolfe, age 77, served as our chief executive officer from December 2012 through December 2014. Mr. Wolfe also served as president and chief executive officer of LINC Logistics Company since its formation in March 2002. Mr. Wolfe led the development of Logistics Insight Corp., a wholly owned subsidiary, and was president of this subsidiary from its formation in 1992 until his retirement in December 2014. Earlier in his career, he was manager of inbound transportation at American Motors Corporation, where he established that company’s first corporate programs for logistics and transportation management. For 15 years, Mr. Wolfe was employed at General Motors, where he held various plant, divisional and corporate responsibilities. Mr. Wolfe has taught college courses in logistics and transportation management. Mr. Wolfe brings to the board significant insight and expertise with our asset-light business model and extensive personal leadership skills.

Director Independence

NASDAQ listing standards generally require that a majority of our board of directors be independent. Because more than 50% of the voting power of Universal is controlled by Mr. Matthew T. Moroun, we have elected to be treated as a controlled company in accordance with Rule 5615(c) of the NASDAQ Listing Rules. Accordingly, we are not subject to the NASDAQ rules that would otherwise require us to have (i) a majority of independent directors on the board, (ii) a compensation committee composed solely of independent directors, and (iii) a nominating committee composed solely of independent directors.

Recently, our board reviewed the independence of its director nominees and determined that six of them, Messrs. Belanger, Deane, Gooden, Regan, Urban, and Wolfe, meet the standards for independence required by applicable NASDAQ listing standards. In making this determination, our board has concluded that none of the independent directors has a relationship that, in the opinion of our board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Structure and Role in Risk Oversight

Our board of directors has chosen to separate the positions of chairman and chief executive officer. Mr. Matthew T. Moroun is the chairman of the board and Mr. Tim Phillips is the president and chief executive officer. This separation of chairman and chief executive officer allows for greater oversight by the board. The board is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the audit committee, as disclosed in the committee description below and in its charter, and by the full board, which has retained responsibility for general oversight of risks. The board satisfies this responsibility through full reports by our committee chairs regarding each committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Diversity Matrix (as of March 10, 2023)

Board Size:
Total Number of Directors	10
Gender:	Male	Female	Non-Binary	Gender Undisclosed
Number of directors based on gender identity	10	0	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	10	0	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Undisclosed	0

Board Meetings

During 2022, our board of directors held four meetings. All incumbent directors attended at least 75% of the meetings of our board, including committees on which they then served, during the period that they served.

Board Committees

Our board of directors maintains and appoints members to three standing committees: audit committee, compensation and stock option committee, and executive committee. The membership of these committees, as of March 10, 2023, is as follows:

Audit Committee	Compensation Committee	Executive Committee
Grant E. Belanger	Matthew T. Moroun*	Matthew T. Moroun*
Daniel J. Deane	Tim Phillips	Tim Phillips
Richard P. Urban*

* Committee Chairman

Audit Committee. We have a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The audit committee has three members. Each of the members is an independent director as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The audit committee has a charter that has been approved by our board of directors and is available on our website, at www.universallogistics.com under the caption of “Investor Relations” and “Corporate Governance.”

The audit committee met eight times in 2022. The audit committee assists our board of directors in overseeing our accounting and financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, retention, and compensation of our registered public accounting firm. Our board of directors has determined that Messrs. Belanger, Deane, and Urban are each qualified as an audit committee financial expert, as that term is defined in the rules of the Securities and Exchange Commission. More information about the audit committee is included below under the heading “Audit Committee Report.”

Compensation Committee. Our board appointed our chairman of the board and our chief executive officer as the two members of our compensation committee based on our status as a controlled company under the NASDAQ Listing Rules. This committee, which met once in 2022, assists our board of directors in carrying out its responsibilities relating to compensation and benefits for our executive officers. The compensation committee’s responsibilities and authority include:

•
Reviewing trends in management compensation and the competitiveness of our executive compensation programs.
•
Overseeing development of new compensation plans and approving or recommending for determination by our board of directors revisions of existing plans.
•
Determining, or recommending for determination by our board, the salaries, bonus and other compensation for executive officers and key employees other than our chief executive officer.
•
Reviewing and making recommendations concerning long-term incentive compensation plans, including stock option and other equity-based plans.
•
To the extent eligible to do so, acting as the committee of our board that administers equity-based plans, incentive compensation plans and employee benefit plans.
•
Reviewing and approving, or recommending to our board for approval, compensation packages for new officers and severance arrangements for officers.

The full board evaluates the performance of our chief executive officer and determines the chief executive officer’s salary, bonus and other compensation. The board also determines the compensation of our directors and administers our equity-based compensation plans with respect to awards to our named executive officers and our directors.

If a member of a committee of our board is absent from a meeting, the bylaws give board committees authority to unanimously appoint another member of our board to act at the meeting in place of the absent committee member. While the compensation committee could use this authority, it has no plans to do so. The compensation committee has the authority to retain compensation consultants but does not currently use compensation consultants. The compensation committee operates without a written charter.

Executive Committee. The executive committee exercises the authority of our board of directors in accordance with the bylaws between regular meetings of our board. The executive committee met four times during 2022.

Director Nominating Process. Our board does not have a nominating committee that nominates candidates for election to our board. That function is performed by our board of directors. Each member of our board participates in the consideration of director nominees. Our board of directors believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. Our board of directors believes that not having a separate nominating committee saves the administrative expense that would be incurred in maintaining such a committee and saves time for directors who would serve on a nominating committee if it were established. As there is no nominating committee, we do not have a nominating committee charter.

At least a majority of our independent directors participate in the consideration of director nominees. These directors are independent, as independence for nominating committee members is defined in the NASDAQ listing standards. However, so long as the Company continues to be a controlled company within the meaning of NASDAQ Rule 5615(c), the board of directors may be guided by the recommendations of the Company’s majority shareholder in its nominating process. After discussion and evaluation of potential nominees, the full board of directors selects the director nominees.

Our board will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to our board of directors in care of our secretary, Steven A. Fitzpatrick, at 12755 E. Nine Mile Road, Warren, Michigan 48089. Each recommendation should include a personal biography of the suggested nominee, a description of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

Our board uses an informal process to identify potential nominees for director. Candidates have been recommended by an executive officer or director and considered by our board and generally have been known to one or more of our board members. Our board has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. The board has determined that the board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the board in its oversight of the Company. In evaluating candidates for nomination, our board considers the factors it believes to be appropriate, which would generally include the candidate’s independence, personal and professional integrity, business judgment, relevant experience and skills, including those related to transportation services, and potential to be an effective director in conjunction with the rest of our board in collectively serving the long-term interests of our shareholders. Although our board has the authority to retain a search firm to assist in identifying director candidates, there has to date been no need to employ a search firm. Our board does not evaluate potential nominees for director differently based on whether they are recommended to our board by a shareholder.

Director Compensation

The following table sets forth the compensation information for the one-year period ending December 31, 2022, for each non-employee director who served during such period.

Name (1)	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($) (2)	All Other Compensation ($)	Total ($)
Grant E. Belanger	49,996	5,004	-	55,000
Frederick P. Calderone	50,000	-	-	50,000
Daniel J. Deane	55,000	-	-	55,000
Clarence W. Gooden	50,000	-	-	50,000
Matthew J. Moroun	35,010	14,990	-	50,000
Matthew T. Moroun	85,010	14,990	-	100,000
Michael A. Regan	50,000	-	-	50,000
Richard P. Urban	50,010	14,990	-	65,000
H.E. “Scott” Wolfe	50,000	-	-	50,000

(1)
Our chief executive officer, Mr. Tim Phillips, serves on our board of directors. He has been omitted from this table since he is an employee of the Company and did not receive any additional compensation for his board service. Mr. Phillips’ compensation is included in the Summary Compensation Table on page 19 of this Proxy Statement.
(2)
This column reflects the value of shares of common stock granted as part of the annual retainer paid to non-employee directors based on the closing market price of $23.17 per share of our common stock on May 9, 2022, which was the date of the grant, as reported on the NASDAQ Global Market.

Compensation Arrangements for Non-Employee Directors

Director compensation is determined by our board. For 2022, we paid our non-employee directors an annual retainer of $50,000. We paid the chairman, which is a non-officer position, an annual retainer of $100,000. We also paid the chairman of our audit committee an additional annual retainer of $15,000, and we paid the other members of the audit committee an additional retainer of $5,000. Each director may elect for the Company to pay up to $15,000 of the annual retainer in the form of shares of the Company’s common stock. The Company pays the cash portion of the annual retainer in two installments, and it pays the stock portion, if any, once annually. We also reimbursed our directors for expenses they incurred in attending board and committee meetings, including expenses for food, lodging, and transportation.

Communications with Directors and Attendance at the Annual Meetings

Shareholders may communicate directly with our board of directors as a group by writing to our board, care of the secretary of the Company, 12755 E. Nine Mile Road, Warren, Michigan 48089. Our secretary reviews all correspondence and forwards to our board a summary of the correspondence, and copies of all of the correspondence that, in the secretary’s opinion, deal with the functions of our board or any of its committees or that our secretary otherwise determines requires the attention of our board. Directors may at any time review a log of all of the correspondence that is addressed to our board and request copies of any and all of the correspondence.

Our board has a policy of encouraging our directors to attend the annual meetings of the shareholders. In 2022, all of our incumbent directors attended the meeting.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of our Code of Business Conduct and Ethics on our website at www.universallogistics.com under the caption “Investor Relations” and “Corporate Governance.” In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

Compensation Committee Interlocks and Insider Participation

In 2022, Messrs. Matthew T. Moroun and Tim Phillips served as members of the compensation committee for the full year as allowed under NASDAQ Rule 5615(c) based on the Company’s status as a controlled company. Mr. Moroun is chairman of the board of directors and our largest shareholder. Mr. Phillips is also a member of our board of directors. Information regarding certain transactions between Universal and entities controlled by Mr. Moroun is provided in the section entitled “Transactions With Related Persons” beginning on page 11 of this proxy statement. None of our executive officers serves or served as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves or served as a director or member of our compensation committee.

Derivative Trading, Hedging and Trading Plans

The Company has a policy that prohibits directors, officers and other covered employees from engaging in short-term investment activity in the Company’s securities, such as trading in or writing options, arbitrage trading or day trading. The Company’s policy also prohibits directors and employees from engaging in hedging or monetization transactions, including the through use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds, and any other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, without pre-approval of the chief financial officer. In addition, the Company’s policy requires that directors, officers and other covered employees must inform the office of the chief financial officer before buying or selling any beneficially owned common stock of the Company or entering into a trading plan under the SEC’s Rule 10b5-1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our audit committee reviews and approves related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The audit committee approves a related person transaction if it determines that the transaction is at least as favorable to us as could have been obtained if the transaction had been with a person who is not related to us or is in our best interest.

Mr. Matthew T. Moroun is chairman of our board of directors, which is designated as a non-officer position. He is also chairman of the compensation and stock option committee, chairman of the executive committee, and our largest shareholder. He controls several family-owned businesses engaged in transportation, insurance, business services, and real estate development. Mr. Matthew T. Moroun is the father of our director, Mr. Matthew J. Moroun.

Members of the Moroun family have registration rights under an agreement with us dated July 28, 2021. Subject to conditions and exceptions, these shareholders may require us to register their securities if the anticipated aggregate offering price of the securities covered by the registration exceeds $25 million. Also, if we propose to register any of our securities, subject to certain exceptions and limitations, and whether or not the registration is for our own account, we are required to give these shareholders the opportunity to participate in the registration. If a registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares that may be underwritten, we generally receive first priority with respect to the shares issued and sold. We generally are required to pay the registration expenses in connection with registrations.

Companies controlled by Mr. Matthew T. Moroun provide various business and administrative support services to Universal, including legal, human resources, tax, and information technology services. The cost of these services is based on the actual or estimated utilization of the specific services and is charged to the Company. These costs totaled $6.0 million and $4.2 million for 2022 and 2021, respectively.

In addition to the arrangements described above, we are currently a party to a number of arrangements with companies controlled by Mr. Moroun that we expect to continue.

We periodically carry freight for trucking companies owned by Mr. Moroun in the ordinary course of business at market rates. Revenue for these services totaled $0.7 million in each of 2022 and 2021. These trucking companies also provided transportation services to us at market rates in the ordinary course of business. The cost of these services for 2022 and 2021 totaled $1.1 million and $1.7 million, respectively.

We pay companies controlled by Mr. Moroun the direct variable cost of maintenance, fueling, and other operational support costs for services delivered at our affiliate’s trucking terminals that are geographically remote from our own facilities. Such costs are billed when incurred, paid on a routine basis, and reflect actual labor utilization, repair parts costs or quantities of fuel purchased. The cost of these services for 2022 and 2021 totaled $7.6 million and $3.9 million, respectively.

We currently lease 29 office, terminal, and yard facilities from companies controlled by Mr. Moroun based on either month-to-month or contractual multi-year lease arrangements that are billed and paid monthly. At December 31, 2021, we leased 30 such facilities. During 2022 and 2021, we paid an aggregate of $12.2 million and $12.4 million, respectively, in rent and related costs to affiliates. In 2022, we also leased space in one of our terminals to a company controlled by Mr. Moroun. Rental revenues during 2022 totaled $0.2 million. We believe that the rent we currently pay and receive for these properties is at market rates.

We purchase our employee medical, commercial auto liability, commercial general liability, workers compensation, motor cargo liability, and other insurance from an insurance company controlled by Mr. Moroun. In 2022 and 2021, we paid this affiliate $73.4 million and $65.1 million, respectively. We believe that the rates we paid for these services reflect market rates.

During 2022, we purchased used tractors from an affiliate totaling $4.7 million. During 2021, we contracted with an affiliate to provide real property improvements for us totaling $1.0 million.

In June 2022, we executed a real estate contract with an affiliate to acquire a multi-building, office complex located in Warren, Michigan for $8.3 million. The purchase price was established by an independent, third-party appraisal. During 2022, the Company made an initial deposit of $200,000 and paid the balance at closing in the first quarter of 2023.

In May 2022, we sold an inactive Mexican subsidiary to an affiliate for approximately $0.1 million. The purchase price was based on the book value of the net assets sold in the transaction, and as such, no gain or loss was recorded.

On May 13, 2022, the Company commenced a “Dutch auction” tender offer to repurchase up to 100,000 shares of the Company’s outstanding common stock at a price of not greater than $28.00 nor less than $25.00 per share. Following the expiration of the tender offer on June 15, 2022, we accepted 164,189 shares, including 64,189 oversubscribed shares tendered, of our common stock for purchase at $28.00 per share, for a total purchase price of approximately $4.6 million, excluding fees and expenses related to the offer. The total number of shares purchased in the tender offer includes 5,000 shares tendered by a director of the Company, Mr. H.E. “Scott” Wolfe. We paid for the accepted shares with available cash and funds borrowed under our existing line of credit.

We believe that substantially all of the above transactions were entered into on terms at least as favorable to us as could have been obtained from persons who were not related to us, and each of the transactions was in our best interest. We expect to continue in 2023 certain transactions that are similar to those described above with companies controlled by our directors who are members of the Moroun family.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered as beneficially owned under the proxy rules.

The following table sets forth certain information as of March 10, 2023, regarding beneficial ownership of our common stock by: (i) each person who is known to us to own beneficially more than 5% of our common stock; (ii) each of our directors and nominees; (iii) each of the named executive officers in the Summary Compensation Table on page 19; and (iv) the total for our current directors and named executive officers as a group.

Name or Group of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class (2)
5% Shareholders:
FMR LLC (3)	1,707,660	6.5%
Directors, Nominees, and Named Executive Officers:
Matthew T. Moroun (4) (5)	19,173,869	73.0%
Matthew J. Moroun	647	-
Grant E. Belanger	216	-
Frederick P. Calderone	-	-
Daniel J. Deane	-	-
Clarence W. Gooden	-	-
Michael A. Regan	-	-
Richard P. Urban	10,647	*
H.E. Scott Wolfe	13,750	*
Tim Phillips (6)	77,095	*
Jude M. Beres (7)	15,000	*
Directors and named executive officers as a group (11 persons)	19,291,224	73.4%
Total Outstanding Shares as of March 10, 2023	26,284,424

* Denotes less than 1%.

(1)
The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 10, 2023, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with the person’s spouse) over the shares set forth in the table. Includes shares that may be acquired pursuant to restricted stock awards granted under our stock incentive plan that vest within 60 days of March 10, 2023.
(2)
The percentages shown are based on the 26,284,424 shares of our common stock outstanding as of March 10, 2023, plus the number of shares that the named person or group has the right to acquire within 60 days of that date. For purposes of computing the percentage of outstanding shares of common stock held by each person or group, any shares the person or group has the right to acquire within 60 days of March 10, 2023 are deemed to be outstanding with respect to such person or group but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or group.
(3)
Based on information set forth in a Schedule 13G dated February 9, 2023 filed by FMR LLC which indicates that, as of December 31, 2022, FMR LLC had sole voting power with respect to 1,707,601 shares and sole dispositive power with respect to 1,707,660 shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. We make no representation as to the accuracy or completeness of the information reported.

(4)
The number of shares shown includes 14,303,383 shares owned directly by Mr. Moroun in his individual capacity; 3,871,527 shares beneficially owned by the 2020 Irrevocable Nora M. Moroun Trust dated November 20, 2020; 762,042 shares beneficially owned by the 2020 Irrevocable Lindsay S. Moroun Trust; and 236,917 shares beneficially owned by Redoubtable, LLC. Mr. Moroun serves as trustee of the trusts and as manager of Redoubtable; in such capacities, he exercises voting and investment power over their respective shares. The number of shares shown excludes 285,550 shares owned directly by Mr. Moroun’s spouse, Lindsay S. Moroun, in her individual capacity. Mr. Moroun disclaims beneficial ownership of the shares held by Ms. Moroun, and this disclosure shall not be deemed an admission that Mr. Moroun is the beneficial owner of such shares.
(5)
Includes 2,500,000 shares pledged as security.
(6)
Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 20 of this Proxy Statement for a summary of the non-vested shares and vesting dates.
(7)
Reflects vested and non-vested shares granted to such named executive officer as restricted stock awards by the Company. See the tables and related footnotes on page 20 of this Proxy Statement for a summary of the non-vested shares and vesting dates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and greater than 10% shareholders are also required to furnish us with copies of the reports that they file. To our knowledge, based solely on a review of the copies of the reports furnished to us and representations received from our directors and executive officers, we believe that all reports required to be filed under Section 16(a) for 2022 were timely filed by each person who at any time during the fiscal year was a director or executive officer or held more than 10% of our common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis explains our compensation program for our named executive officers. Our named executive officers for 2022 are Mr. Tim Phillips, our chief executive officer and President, and Mr. Jude M. Beres, our chief financial officer and treasurer.

The compensation committee has the responsibility for establishing, implementing and continually monitoring our compensation philosophy. The compensation committee’s philosophy is to provide our executive leadership total compensation that is competitive in its forms and levels, as compared to companies of similar size and business area. Generally, the types of compensation and benefits provided to our executive officers are similar to that provided to executive officers by other companies.

Goals and Philosophy

Our primary goal for the compensation of our executive officers is to create long-term value for our shareholders. Our compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and create long-term value for our shareholders, while at the same time making efficient use of our resources. The compensation of our executive officers is designed to reward financial and operating performance, to align their interests with those of our shareholders, and to encourage them to remain with us.

Executive Officers

Our current executive officers are Messrs. Phillips and Beres.

Name	Age	Position	Years of Service
Tim Phillips	57	President and Chief Executive Officer	33
Jude M. Beres	50	Chief Financial Officer and Treasurer	7

___________________________

Tim Phillips. Mr. Phillips has served as president and chief executive officer since January 2020. He previously served for one year as our executive vice president of transportation. From October 2009 to January 2019, Mr. Phillips held the position of president of Universal Intermodal Services, Inc. Prior to that role, he served as president of the predecessor to UACL Logistics, LLC from January 2007 to September 2009. He also served as vice president of the predecessor to Universal Intermodal Services, Inc. from October 2004 to December 2006 and held various operational positions there beginning in August 1989. Mr. Phillips holds a Bachelor of Business Administration in Business Management from Eastern Michigan University.

Jude M. Beres. Mr. Beres has served as chief financial officer and treasurer since March 2016. He previously served as the Company’s chief administrative officer from April 2015 to March 2016. From 1997 to April 2015, Mr. Beres worked for multiple affiliated companies in finance and accounting. Mr. Beres has over 20 years of experience in the less-than-truckload, truckload, intermodal, and logistics industries. He holds a Bachelor of Accountancy from Walsh College.

Elements of Compensation

We have three key elements of compensation: annual base salary, cash incentive compensation, and long-term equity incentives. The annual base salary is intended to attract and retain talented executives and reward them for annual achievement. Cash incentive compensation is intended to motivate our executive officers to achieve specified financial results or superior performance. Long-term equity incentives are intended to align the interests of our executive officers with those of our shareholders by linking compensation to stock price appreciation. In addition, when the criteria for vesting of equity awards includes achieving specified financial results, the equity awards also serve the purpose of motivating our executive officers to achieve those results.

Determining Compensation

Historically, the compensation of our executive officers has been based primarily on the judgment of the compensation committee of our board of directors. Our chairman and our chief executive officer serve on the compensation committee in accordance with the exemption from the compensation committee independence requirements for controlled companies under NASDAQ Rule 5615(c). Currently, the compensation committee determines the compensation for our officers and key employees other than the chief executive officer, while the board makes all decisions regarding the chief executive officer’s compensation and approves the equity awards to the named executive officers.

In determining compensation for our executive officers, the compensation committee and the board consider competitive market compensation paid by other companies, including other transportation and logistics companies, but do not attempt to maintain a specified target percentile within a peer group or otherwise rely on compensation paid by other companies to determine our executive compensation. The compensation committee and the board review and evaluate many factors, including:

•
Universal’s performance and growth
•
Financial measurements such as revenue, revenue growth, net operating income and operating ratio, and trends in those measurements
•
Leadership qualities
•
Ability to achieve strategic objectives
•
Scope and performance of business responsibilities
•
Management experience and effectiveness
•
Individual performance and performance as a management team
•
Current compensation arrangements
•
Long-term potential to maintain and enhance value for our shareholders

Our board generally does not adhere to rigid formulas or react to short-term changes in business performance in determining the amount and mix of compensation elements but strives to achieve an appropriate mix between annual base salary, cash incentive compensation, and long-term equity incentives to meet our objectives.

The board receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The board may also review information, such as reported revenue, profit levels, market capitalization, and disclosed governance practices, regarding comparably sized companies in our industry to assess our comparative performance and organizational structure. The board uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. Our board takes the view that a close connection between compensation and performance objectives encourages our executive officers to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the executive officers, the business, or our shareholders.

Based on this information, the board regularly evaluates both the short-term and long-term performance compensation for the executive officers to ensure alignment with our business objectives. The committee also works closely with management regarding long-term equity incentives, which emphasize shareholder returns while providing enhanced retention value for key executives.

Risk Assessment of Compensation Programs

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term company goals. Our base salaries are consistent with similar positions at comparable companies and the two components of our bonus programs, operating ratios and revenue growth, are directly tied to the overall success of the organization. Based on our review of our programs, including the above noted items, we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Cash Compensation

Base Salary. Our named executive officers receive an annual base salary for services performed during the year. The base salary is established based on the scope of responsibilities, level of experience and expertise, and ability to lead and direct the Company and achieve various financial and operational objectives. Our general compensation philosophy is to pay executive base salaries that are competitive with the salaries of executives in similar positions, with similar responsibilities, at comparable companies. We have not benchmarked our named executive officer base salaries against the base salaries at any particular company or group of companies. The base salaries of our named executive officers are typically established in accordance with their respective employment agreements. They are reviewed and adjusted by the compensation committee or the board, as applicable, on an annual basis after taking into account individual responsibilities, performance, and expectations. The base salaries paid to our named executive officers are set forth below in the “Summary Compensation Table” and the accompanying narrative disclosure.

Annual Cash Incentive Compensation. The practice of the compensation committee and the board is to award an annual cash bonus to each of the named executive officers as part of the officer’s annual compensation. Bonuses are intended to provide the executive with an opportunity to receive additional cash compensation and are based on individual performance and the Company’s performance. The committee and the board believe this practice provides an incentive for strong financial and operating performance and aligns the interests of management with the interests of our shareholders. The bonuses, if any, earned by our named executive officers with respect to 2022, 2021, and 2020 are set forth below in the “Summary Compensation Table.”

Other Compensation

Long-Term Equity Grants. Long-term equity incentives are awarded to our named executive officers under our Stock Incentive Plan as part of our overall compensation package. The Plan authorizes grants of stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock units, and unrestricted common stock. In recent years, the compensation committee and the board have generally utilized long-term equity incentives in the form of restricted stock for our named executive officers. At the time of the Plan’s adoption, a total of 500,000 shares of our common stock, subject to adjustments, were reserved for the issuance of equity awards under the Plan. As of March 10, 2023, there were 292,868 shares available for issuance under the Plan. The compensation committee and the board believe that long-term equity incentives, such as awards of restricted stock, are consistent with the Company’s philosophy and represent an additional vehicle for aligning management’s interests with the interests of our shareholders. When determining the amounts and vesting conditions of long-term incentive grants to be awarded to our named executive officers, the board members consider, among other factors, the business performance of the Company, the responsibilities and performance of the executive, and the performance of our stock price. The long-term incentive grants, if any, awarded to Messrs. Phillips and Beres with respect to 2021 and 2020 are set forth below in the Summary Compensation Table. The Company granted no plan-based awards to our named executive officers during fiscal year 2022.

Retirement and Health Benefits. We sponsor retirement savings plans for all of our eligible employees, including our executive officers. The plans qualify under section 401(k) of the Internal Revenue Code. The plans include different matching provisions depending on which subsidiary or affiliate is involved. Eligible employees, including our executive officers, are allowed to make tax deductible contributions to the plan. For employees considered highly compensated, including our executive officers, we do not match plan contributions. We also offer health, vision and dental insurance to our executive officers.

Perquisites. Our policy is to provide minimal, if any, perquisites to our executive officers. This helps set an example for all employees that personal expenses are not payable from Company funds and helps to control expenses.

Post-Employment Compensation. We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or any of our other employees. We do not offer deferred compensation plans and do not have agreements that provide compensation to our executive officers based upon the occurrence of a change in control of the Company. However, our chief executive officer, Mr. Tim Phillips, would be entitled to receive certain compensation if we terminate his employment based on a determination that it would be in our best interest. See “Potential Payments Upon Termination or Change In Control – Payments Upon Termination Based on Our Best Interest” for more information regarding such payments.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer, chief financial officer, or certain of the company’s other most highly compensated executive officers. Historically, there was an exception to this $1 million limitation for compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (compensation paid only if the individual’s or the company’s performance meets pre-established objective goals based on performance criteria approved by the shareholders), and compensation paid to the chief financial officer was excluded from the $1 million limit. Effective January 1, 2018, the Tax Cuts and Jobs Act eliminated the exception for performance-based compensation, and the chief financial officer’s compensation is no longer excluded. The amendments to Section 162(m) include a grandfather clause applicable to compensation paid pursuant to a written binding contract in effect on November 2, 2017 that is not materially modified after such date. We periodically review the potential consequences of Section 162(m) but do not have a specific policy to structure the compensation for our executive officers so that it will not be subject to the deduction limitations of Section 162(m).

Share Ownership Guidelines

We do not have share ownership requirements for our executive officers.

Role of Executive Officers in the Compensation Process

The elements of executive compensation are discussed at meetings of the compensation committee and the board, with significant input from our chairman and our chief executive officer. Base salary is generally determined annually but may be determined for a multi-year period at the time employment agreements are negotiated with our executive officers. Cash incentive compensation and other bonuses and forms of stock-based compensation are discussed from time to time, but there is no set schedule for making determinations regarding these types of compensation. The committee and the board retain considerable flexibility in deciding when to address these matters. In making its compensation decisions, the board members will usually seek input from the executive officers. However, the board makes the final decisions on compensation of our chief executive officer and on equity awards to our executive officers, and the committee makes the final decisions on other compensation to our executive officers. The committee is authorized to utilize compensation consultants. Neither the committee nor the board utilized a compensation consultant regarding 2022 executive compensation.

Shareholder Approval of the Company’s Compensation Programs

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in our proxy statement in accordance with applicable regulations. At our 2017 annual meeting, our shareholders approved our proposal to provide you with this opportunity once every three years. Accordingly, at our 2020 annual meeting, shareholders overwhelmingly approved the say-on-pay resolution presented at the meeting; more than 96% of the shares represented in person or by proxy at the meeting, and more than 97% of votes cast, voted to approve our executive compensation. The compensation committee and the board reviewed these voting results and, given the strong level of support, did not make any changes to our executive compensation program or principles in response to the vote. The next shareholder vote on say-on-pay is scheduled for this year as Proposal No. 2. Separately, we are required at least once every six years to conduct an advisory shareholder vote on the frequency of the say-on-pay vote. Since we last held an advisory vote on the frequency of the say-on-pay resolution in 2017, the next shareholder vote on the frequency of our say-on-pay vote is scheduled for this year as Proposal No. 3.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the compensation discussion and analysis included in this proxy statement. Based on the review and discussion, the committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement for filing with the SEC.

Compensation Committee Members

Matthew T. Moroun, Chairman

Tim Phillips

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2022, 2021, and 2020 concerning the compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Tim Phillips Chief Executive Officer and President	2022	559,269	588,000	-	133	1,147,402
	2021	500,032	500,000	-	133	1,000,165
	2020	488,494	450,000	1,129,200	139	2,067,833
Jude Beres Chief Financial Officer and Treasurer	2022	479,375	349,315	-	133	828,823
	2021	456,521	415,000	-	133	871,654
	2020	425,873	390,000	88,700	139	904,712

(1)
The amounts in the bonus column represent the actual amounts earned in the relevant years.
(2)
The amounts in the stock awards columns relate to time-based restricted stock awards granted in the year represented by the applicable row of the table. The dollar amounts reported represent the fair value of the awards on the grant dates, excluding the effect of estimated forfeitures, as computed in accordance with FASB Topic 718. Assumptions used in the valuation are discussed in Note 14, “Stock Based Compensation,” to the Financial Statements included in Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2022.
(3)
The amounts shown represent term life insurance premiums.

Employment Agreements

Tim Phillips. Under our employment agreement with Mr. Phillips, we agreed to pay him an initial annual salary of $500,032. The agreement also reflects the Company making a cash bonus award to Mr. Phillips for his performance in 2019 of $240,000. We paid the initial 20% installment of the award in 2020, and we paid the balance of the award in 2021. The employment agreement also contemplates a restricted stock award of 60,000 shares, which vests in installments of 20,000 shares on January 10, 2024 and January 10, 2026, and installments of 10,000 shares on January 10, 2027 and January 10, 2028. Vesting is subject to his continued employment with the Company. The employment agreement includes provisions regarding termination of employment and non-competition, non-solicitation, and confidentiality obligations to the Company. Additional information regarding these provisions is discussed below under the heading “Potential Payments Upon Termination or Change in Control.”

Jude Beres. The Company does not have a written employment agreement with Mr. Beres. Effective March 21, 2022, Mr. Beres’ annual base salary was increased to $485,160.

Our executive officers may participate in bonus and other incentive plans that are approved from time to time by our board of directors or compensation committee. The executive officers are also entitled to any fringe benefits that we may provide for our employees in the normal course of our business.

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of our executive officers’ total compensation. As indicated in the Summary Compensation Table, the proportion for 2022 that salary and bonus were of total compensation ranged from 45.4% to 99.9% for our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2022, regarding equity awards, including unexercised stock options, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Tim Phillips	-	-	-	-	-	62,500	2,090,000	-	-
Jude Beres	-	-	-	-	-	7,500	250,800	-	-

(1)
Based on the closing market price of $33.44 per share of our common stock as reported on the NASDAQ Global Market on December 30, 2022.

Stock Vested in 2022

The following table contains information about restricted stock awards vested by each of our named executive officers during 2022.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise ($)	Number of shares acquired on vesting	Value realized on vesting ($) (1)
Tim Phillips	-	-	2,500	58,900
Jude Beres	-	-	2,500	58,900
(1)
The value is based on the closing market price of $33.44 per share of our common stock on December 30, 2022 as reported on the NASDAQ Global Market.

Potential Payments Upon Termination or Change In Control

Generally, the employment agreements that we enter into with our named executive officers provide for payments that may be made to them following termination of their employment. We discuss below and quantify in the tables that follow the potential payments under our employment agreement with our chief executive officer and the other payments to which our named executive officers would have been entitled upon termination as of December 31, 2022. We do not currently have an employment agreement in place for Mr. Beres, and we do not have any agreements or plans that provide for payments to any of our named executive officers based on the occurrence of a change in control of the Company.

No Payments If There Is a Termination for Just Cause

In the event that one of our named executive officers is terminated for just cause, including conviction of a crime, moral turpitude, gross negligence in the performance of duties, intentional failure to perform duties, insubordination, or dishonesty, we would have no obligation to pay base salary, bonuses or benefits beyond the last day worked.

Payments Upon Death

In the event of the death of one of our named executive officers, we would pay the executive officer his base salary through the date of death.

Payments Upon Disability

In the event that a named executive officer becomes disabled and is unable to perform his duties, we may terminate his employment. If Mr. Phillips’ employment had been terminated due to disability, he would have been entitled to receive his base salary and benefits for three months following the date of disability, plus any bonus earned but not yet paid.

Payments Upon Termination Based on Our Best Interest

In the event that a named executive officer is terminated by our board of directors based upon a determination that such action would serve the Company’s best interest, we would generally have no obligation to pay base salary or benefits beyond the last day worked. However, Mr. Phillips would have been entitled to receive his base salary and COBRA benefits for a period of 12 months following the termination of his employment, subject to his execution of a separation agreement with the Company within 21 days.

Payments Upon Resignation, Including Retirement

Mr. Phillips had the right to resign by providing three months’ written notice of his intent to resign. Following such notice, we were entitled to terminate his employment before the end of the three-month notice period. In the event Mr. Phillips resigned with the required three months’ notice or was terminated following such notice, Mr. Phillips would have been entitled to receive his base salary and COBRA benefits through the end of the three-month notice period. Upon retirement, a named executive officer would also be entitled to receive any bonus amounts earned, but not yet paid.

Employee Obligations

Under his employment agreement, Mr. Phillips agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of our chairman of the board, Mr. Matthew T. Moroun, for 12 months after his employment with us terminates. Mr. Phillips also agreed that he will not for two years after his employment with us terminates encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Phillips were to hire from us one of our employees, he has agreed to pay us 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Phillips also agreed to maintain the confidentiality of our proprietary information.

Stock Awards

Unvested shares of restricted stock are generally forfeited at the time of termination. However, certain awards of restricted stock to our named executive officers contain provisions under which the unvested shares will either continue to vest or automatically vest upon a termination due to death, disability, termination without cause, retirement after reaching a specified age or in other circumstances at the discretion of the board of directors or the compensation committee. Our restricted stock bonus award agreement with Mr. Phillips dated January 10, 2020 provides that, subject to his compliance with the covenants in his employment agreement that survive his retirement, any unvested shares of restricted stock granted under the agreement will continue to vest in accordance with the agreement’s vesting schedule if Mr. Phillips’ continued service with us terminates due to his voluntary retirement after he reaches the age of 62.

Phillips Employment Agreement

We entered into an employment agreement with Mr. Phillips on January 10, 2020. Mr. Phillips has agreed not to compete with, or solicit or retain business that is competitive with, our business, or that of specified affiliates of Mr. Matthew T. Moroun for a period of six months after Mr. Phillips’ employment with us terminates. In the event that Mr. Phillips is terminated in the best interest of the Company, the duration of his covenant not to compete can be extended for one year, in which case Mr. Phillips will be entitled to receive base salary for a period of 12 months. Mr. Phillips has also agreed that he will not, for a period of 24 months after termination, encourage, solicit or otherwise attempt to persuade any of our employees or any employees of the specified affiliates to leave our employment or employment with the specified affiliates. If Mr. Phillips hires, directly or indirectly, an employee from us or a specified affiliate during the restricted period, Mr. Phillips has agreed to pay us or our affiliate 30% of the employee’s first year’s gross compensation. Under the employment agreement, Mr. Phillips has also agreed to maintain the confidentiality of our proprietary information.

Table of Payments Upon Termination of Employment

The following tables provide information regarding amounts payable to each of our named executive officers for 2022 in connection with the termination of his employment. The amounts shown assume that termination of employment was effective as of December 31, 2022, the last business day of our 2022 fiscal year, and include estimates of the amounts that would have been paid. Amounts payable under employment agreements would be paid in equal installments pursuant to the Company’s regularly scheduled payrolls. The actual amounts would only be determined upon an officer’s termination of employment.

	Tim Phillips
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)(1)	Resignation ($)	Retirement ($)
Base Salary	-	-	140,010	575,352	140,010	140,010
Non-Equity Incentive Plan Compensation (2)	-	-	486,000	-	-	486,000
All Other Compensation (3)	-	83,600	83,600	-	-	83,600
Total:	-	83,600	709,610	575,352	140,010	709,610

(1)
Mr. Phillips would be entitled to receive his base salary and benefits for a period of 12 months following termination in the best interest of the Company.
(2)
Upon disability or retirement, Mr. Phillips would be entitled to receive any bonus amounts earned but not yet paid.
(3)
Represents 2,500 unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $33.44 per share of our common stock on December 30, 2022 as reported on the NASDAQ Global Market.

	Jude Beres
Benefits and Payments Upon Termination	Just Cause ($)	Death ($)	Disability ($)	Best Interest of the Company ($)	Resignation ($)	Retirement ($)
Base Salary	-	-	-	-	-	-
Non-Equity Incentive Plan Compensation (1)	-	-	-	-	-	732,875
All Other Compensation (2)	-	83,600	83,600	-	-	83,600
Total:	-	83,600	83,600	-	-	816,475

(1)
Upon retirement, Mr. Beres would be entitled to receive any bonus amounts earned but not yet paid.
(2)
Represents 2,500 unvested shares of restricted stock that would have vested immediately upon termination, based on the closing market price of $33.44 per share of our common stock on December 30, 2022 as reported on the NASDAQ Global Market.

Pension Benefits Table

We do not offer, and the named executive officers did not participate in, any pension plan during any period while employed by us.

Non-Qualified Deferred Compensation

We do not offer, and the named executive officers did not participate in, any non-qualified deferred compensation programs during the fiscal year ended December 31, 2022.

Pay-Ratio Disclosure

The following information relates to the relationship of the annual total compensation of our employees and the annual total compensation of our chief executive officer, Tim Phillips, calculated in accordance with Regulation S-K. For 2022, our last completed fiscal year:

We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans, and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Phillips (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Phillips as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2022, our last completed fiscal year:

•
The median of the annual total compensation of all of our employees (other than our chief executive officer) was $49,756; and
•
The annual total compensation of our chief executive officer, as reported in the Summary Compensation Table included in this proxy statement, was $1,147,402.

Based on this information, the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all employees for 2022 was 23 to 1.

In determining the median of the annual total compensation of all employees, other than our CEO, we identified the “median employee” for 2022. Item 402(u) of Regulation S-K requires us to identify the median employee once every three years, unless a change in employee population or compensation arrangements is likely to result in a significant change in our CEO pay ratio disclosures.

To identify the “median employee” as of our determination date of December 31, 2022, we took the following steps:

We determined that our employee population consisted of approximately 8,646 individuals, with all of these individuals located in the United States (7,855), Mexico (605) and Colombia (186). This population consisted of our full-time, part-time and temporary employees.

We selected December 31, 2022 as the date upon which we would identify the “median employee” because it enabled us to make such identification in a reasonably efficient and economical manner.

To identify the “median employee” from our employee population, we compared the amount of salary, wages, and tips of our employees as reflected in our payroll records for 2022. During this analysis, the compensation for employees hired during the year was annualized. We excluded equity awards and bonus payments from our compensation measure because we did not widely distribute such awards and bonuses to our employees. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Finally, we determined the median of the annual total compensation of all employees for 2022 by identifying and calculating the elements of the median employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance Table

The following table sets forth information for the fiscal years ended December 31, 2022, 2021, and 2020 concerning the compensation of our named executive officers relative to our performance.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (2)	Average Summary Compensation Table Total for Non-CEO NEOs (3)	Average Compensation Actually Paid to Non-CEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income	Operating Margin (7)
2022	1,147,402	2,055,927	828,690	935,448	185	98	168,632,000	11.9%
2021	1,000,165	896,040	871,654	862,679	103	120	73,733,000	5.9%
2020	2,067,833	2,186,333	904,712	931,262	110	106	48,132,000	5.8%

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Tim Phillips, our CEO, in each corresponding year in the “Total” column of the Summary Compensation Table.
(2)
The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Phillips as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Phillips during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Phillips’ total compensation for each year to determine the compensation actually paid:

Adjustments to Determine Compensation Actually Paid to CEO	2022	2021	2020
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	-	-	(1,129,200)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	-	-	-
Increase for fair value of awards granted during year that remain outstanding as of covered year end	-	-	1,235,400
Increase for fair value of awards granted during year that vested during covered year	-	-	-
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	911,250	(112,450)	12,225
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(2,725)	8,325	75
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	-	-	-
Increase based upon incremental fair value of awards modified during year	-	-	-
Total Adjustments	908,525	(104,125)	118,500

(3)
Since Jude Beres, our CFO, is our only non-CEO named executive officer, the dollar amounts reported in this column are the amounts of total compensation reported for Mr. Beres in each corresponding year in the “Total” column of the Summary Compensation Table.
(4)
Since Jude Beres, our CFO, is our only non-CEO named executive officer, the amounts in this column represent the “compensation actually paid” to Mr. Beres for each of the years presented as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Beres during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for Mr. Beres for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Adjustments to Determine Compensation Actually Paid to Non-CEO NEO	2022	2021	2020
Equity Awards
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	-	-	(88,700)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	-	-	-
Increase for fair value of awards granted during year that remain outstanding as of covered year end	-	-	102,950
Increase for fair value of awards granted during year that vested during covered year	-	-	-
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	109,350	(17,300)	12,225
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	(2,725)	8,325	75
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	-	-	-
Increase based upon incremental fair value of awards modified during year	-	-	-
Total Adjustments	106,625	(8,975)	26,550
(5)
The total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our stock price at the end and the beginning of the measurement period by our stock price at the beginning of the measurement period.
(6)
The peer group used by the Company consists of the companies used in the Company’s performance graph as required by Item 201(e) of Regulation S-K and reported in Part II, Item 5 of its annual report on Form 10-K for the fiscal year ended December 31, 2022, namely the Nasdaq Transportation Index.
(7)
Operating margin is calculated as income from operations divided by total revenues, as included in our annual financial statements.

Relationship between “Compensation Actually Paid” and Performance

The following graphs represent the relationship between the compensation “actually paid” as disclosed in the Pay vs. Performance Table and the Company TSR, Peer Group Index TSR, Net Income, and Operating Margin:

Compensation Actually Paid vs ULH TSR

Compensation Actually Paid vs Peer Group TSR

Compensation Actually Paid vs Net Income

Compensation Actully Paid vs Operating Margin

Most Important Financial Performance Measures for 2022

In our assessment, the most important financial performance measures we use to link compensation actually paid to the CEO and Non-CEO NEOs to Company performance for fiscal 2022 are:

•
Operating Margin,
•
Revenue Growth, and
•
EBITDA Margin.

AUDIT-RELATED MATTERS

Audit Committee Report

Each current member of the audit committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC.

The audit committee’s primary purpose is to assist the board of directors in overseeing:

•
the accounting and financial reporting process;
•
audits of financial statements and internal control over financial reporting; and
•
internal control and audit functions.

In carrying out its responsibilities, the audit committee supervises the relationship between us and our independent auditor, including having direct responsibility for the auditor’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The audit committee reviews and discusses the annual and quarterly financial statements and reviews the activities of our internal audit function.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reporting to the audit committee on any significant deficiencies or material weaknesses that are found.

The audit committee discussed with Universal's independent registered public accounting firm, Grant Thornton LLP, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the audit committee under standards of the Public Company Accounting Oversight Board, including the matters required to be discussed pursuant to Auditing Standard 1301 (Communications with Audit Committees). The audit committee and Grant Thornton also reviewed management’s assessment included in management’s report on internal control over financial reporting and Grant Thornton’s opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

The audit committee has discussed with Grant Thornton the firm’s independence from management and us and has received from Grant Thornton the written disclosures and letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). The audit committee has considered the compatibility of the provision of non-audit services with maintaining Grant Thornton’s independence.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2022, with both management and our independent registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee Members

Richard P. Urban, Chairman

Grant E. Belanger

Daniel J. Deane

Audit Committee Approval Policies

The audit committee pre-approves audit services and non-audit services that are to be performed for us by our independent auditor. The audit committee has delegated authority to its chairman, or any two of its other members acting together, to approve, between meetings of the audit committee, audit services and permissible non-audit services. Approvals between meetings are required to be reported to the audit committee at its next meeting. In addition to there being engagement letters for audit services, the audit committee has determined that there should be an engagement letter for any non-audit services that are to be performed by the independent auditor. All of the services described in the table above were pre-approved by the audit committee or by the chairman of the audit committee under the authority delegated by the audit committee.

Services Provided by Outside Auditors

The following table shows the fees for professional services of Grant Thornton for audit and other services they provided to us for 2022 and 2021.

	2022	2021
Audit Fees (1)	$599,737	$651,463
Audit-Related Fees (2)	54,000	70,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$653,737	$721,463
(1)
Includes fees billed for professional services for the audit of our financial statements included in our annual report on Form 10-K, and reviews of our financial statements included in our quarterly reports on Form 10-Q. This category also includes fees for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagement, including consents issued in connection with SEC filings.
(2)
Other fees for 2022 and 2021 related to fees charged for services regarding a separate audit of a group of subsidiaries and supplemental opinions required in connection with the Company’s credit facilities.

PROPOSALS TO BE PRESENTED AT THE MEETING

Proposal No. 1: Election of Directors

Our board of directors has nominated for election at the Annual Meeting each of the following persons to serve until the 2024 Annual Meeting of Shareholders or until their successors are duly elected and qualified:

Grant E. Belanger

Frederick P. Calderone

Daniel J. Deane

Clarence W. Gooden

Matthew J. Moroun

Matthew T. Moroun

Timothy Phillips

Michael A. Regan

Richard P. Urban

H. E. Scott Wolfe

Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the 10 director nominees. All of the nominees have indicated their willingness to serve on the board of directors. If any nominee should become unwilling or unavailable to serve, our board may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our board has no reason to believe that any of the nominees will become unavailable to serve.

Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above to our Board of Directors.

Proposal No. 2: Advisory Vote on the Compensation of our Named Executive Officers

We are offering to our shareholders a non-binding advisory vote on our 2022 named executive officer compensation, including the compensation of our chief executive officer, pursuant to Section 14A of the Exchange Act. While the vote is non-binding, the board of directors values the opinions that shareholders express through their votes and in any additional dialogue. The board of directors will consider the outcome of the vote when making future compensation decisions.

As discussed in the “Compensation Discussion and Analysis” section beginning on page 15, our board of directors generally has provided compensation programs for our NEOs that we believe align the interests of our executives with the interests of our shareholders by rewarding performance based on the overall performance of the Company, as well as the achievement of specific personal goals, which the board believes will ultimately maximize shareholder value. We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. Additional information relevant to your vote can be found in the “Compensation Tables” section on pages 19 to 26.

We have conducted a review of our compensation programs, including our annual cash and other compensation programs. We believe that our policies and practices are designed to reward individual performance based on our overall Company performance and are aligned with the achievement of both long-term and short-term Company goals. We believe the balance of short-term and long-term compensation continues to align our executives’ interests with those of our shareholders and discourages excessive risk taking for short-term gains. For the reasons set forth above, we ask for your advisory vote on the following resolution:

“RESOLVED, that Universal’s shareholders hereby provide their advisory approval of the 2022 Named Executive Officer compensation as disclosed pursuant to the rules of the SEC in the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables and the related notes and narratives in this proxy statement.”

Our Board of Directors unanimously recommends a vote FOR the advisory approval of our 2022 Named Executive Officer compensation as disclosed in this Proxy Statement.

Proposal No. 3: Advisory Vote on the Frequency of Shareholder Advisory Vote on Compensation of our Named Executive Officers

In accordance with Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to vote on a non-binding, advisory basis, regarding how frequently the Company will submit say-on-pay proposals to our shareholders in the future. Shareholders will be able to specify one of four choices for the proposal on the proxy card: every year, every two years, every three years, or abstain.

Our board of directors believes that, of the three alternative frequencies, submitting a non-binding, advisory say-on-pay resolution to shareholders every three years is preferable. In making its recommendation, our board of directors reached its conclusion for several reasons, including the following:

•
Our executive compensation program is designed to support long-term value creation, and a three-year vote will provide shareholders sufficient time to evaluate our executive compensation program in relation to our long-term performance.

•
It will provide us with the time to thoughtfully respond to shareholders’ sentiments and implement any necessary changes to our executive compensation policies and procedures.

•
We will continue to engage with our shareholders regarding our executive compensation program during the period between shareholder votes.

For the reasons set forth above, we ask for your advisory vote on the following resolution:

“RESOLVED, that the shareholders advise that an advisory resolution with respect to executive compensation should be presented to the shareholders every year, once every two years, or once every three years as reflected by their votes for each of these alternatives in connection with this resolution.”

In order for any of the three alternative frequencies set forth in the resolution above to be approved, it must receive a majority of the votes cast on this proposal. Given the number of choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, shareholders will still be able to communicate their preference with respect to the frequency of say-on-pay proposals by choosing from among these three alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

This proposal is a non-binding, advisory resolution, and therefore will not have any binding legal effect on the Company or our board of directors. However, our board of directors will consider the results of the vote on this proposal in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future. Unless otherwise instructed, proxies solicited by our board of directors will be voted in favor of including the say-on-pay resolution every three years.

Our Board of Directors unanimously recommends a vote for a frequency of once every “THREE YEARS” for the advisory vote on executive compensation.

Proposal No. 4: Ratification of Appointment of Independent Registered Accounting Firm

The firm of Grant Thornton LLP has been selected by our audit committee to serve as our independent registered public accounting firm for the year ending December 31, 2023.

Although the submission of this matter for approval by the shareholders is not legally required, the board believes that such a submission follows sound business practice and is in the best interests of the shareholders.

If the appointment is not ratified by the holders of a majority of the shares present in person or by proxy at the annual meeting, we will consider the selection of another accounting firm. If such a selection were made, it may not become effective until 2024 because of the difficulty and expense of making such a substitution.

A representative of Grant Thornton is expected to attend the annual meeting and will be available to respond to appropriate questions. That representative will have the opportunity to make a statement if he or she so desires.

Our Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered accounting firm for the 2023 calendar year.

OTHER MATTERS

We do not know of any matters to be brought before the meeting other than those described in this proxy statement. If any other matter properly comes before the meeting, the persons designated as proxies will vote on each such matter in accordance with their best judgment.

ADDITIONAL INFORMATION

Availability of Annual Report to Shareholders and Form 10-K

Additional information concerning us, including our financial statements, is provided in our 2022 annual report to shareholders that accompanies this proxy statement. Our annual report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, is available to shareholders who make a written request for it to our secretary, Steven Fitzpatrick, at our principal executive office, 12755 E. Nine Mile Road, Warren, Michigan 48089. Copies of exhibits filed with that report or referenced in it will be furnished to shareholders of record upon request and payment of our expenses in furnishing such documents. The annual report is also available on our website at www.universallogistics.com under the captions of “Investor Relations” and “Corporate Governance.”

Shareholder Proposals for 2024 Annual Meeting

If you wish to submit a proposal to be considered at the 2024 annual meeting, you must comply with the following procedures. Any communication to be made to our secretary as described below should be sent to Secretary, Universal Logistics Holdings, Inc., 12755 E. Nine Mile Road, Warren, Michigan 48089.

Proxy Statement Proposal

If you intend to present a proposal for inclusion in our proxy statement for the 2024 annual meeting, you must give written notice to our secretary on or before December 1, 2023. The proposal must comply with SEC regulations under Rule 14a-8.

Matters for Annual Meeting Agenda

If you intend to bring a matter before next year’s meeting, other than by submitting a proposal for inclusion in our proxy statement, our secretary must receive your notice no earlier than December 1, 2023 and no later than December 31, 2023. You must include a full description of each item, identify the name and address of the person proposing the item and, if different, provide the name and address of the shareholder on whose behalf the business is to be brought. You must also disclose the number of shares such person held of record, held beneficially, and that are represented by proxy as of the record date for the meeting and as of the date of the notice. If any item of business involves a nomination for director, you must provide all information regarding each nominee that would be required in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, as well as the written consent of each such nominee to serve if elected. If so requested by us, you must also submit all other information required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act.

By order of the board of directors,

/s/ Steven Fitzpatrick
Steven Fitzpatrick
Vice President – Finance and Investor Relations, Secretary

March 31, 2023

Vote by internet - www.proxyvote.com use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on april 25, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic delivery of future proxy materials if you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. Vote by phone - 1-800-690-6903 use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on april 25, 2023. Have your proxy card in hand when you call and then follow the instructions. Vote by mail mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to vote processing, c/o broadridge, 51 mercedes way, edgewood, ny 11717. If you vote by telephone or internet, please do not send your proxy by mail. Electronic voting instructions you can vote by internet or telephone! Available 24 hours a day, 7 days a week! Electronic voting instructions you can vote by internet or telephone! Available 24 hours a day, 7 days a week! Universal scan to view materials & vote to vote, mark blocks below in blue or black ink as follows: d98268-p89089 keep this portion for your records this proxy card is valid only when signed and dated. Universal logistics holdings, inc. For all withhold all for all except to withhold authority to vote for any individual nominee(s), mark "for all except" and write the number(s) of the nominee(s) on the line below. Vote on directors a the board of directors recommends that you vote for all the nominees listed: 1. To elect 10 directors for the coming year. Nominees: grant e. Belanger frederick p. Calderone daniel j. Deane clarence w. Gooden matthew j. Moroun matthew t. Moroun tim phillips michael a. Regan richard p. Urban h.e. "scott" wolfe 01) 02) 03) 04) 05) 06) 07) 08) 09) 10) vote on proposal 2 b d vote on proposal 4 the board of directors recommends you vote for the following proposal: 2. The board of directors recommends you vote for the following proposal: the board of directors recommends you vote for the following proposal: to ratify the selection of grant thornton llp as our independent auditors for 2023. For against abstain for against abstain c. Vote on proposal 3 note: such other business that may properly be brought before the meeting or any adjournments or postponements thereof. The board of directors recommends you vote for a 3 year frequency: 1 year 2 years 3 years abstain to provide a non-binding advisory vote as to the frequency (every one, two or three years) of the non-binding shareholder vote to approve the compensation of our named executive officers. 3 please indicate if you plan to attend this meeting. Yes no authorize signatures — this section must be completed for your vote to be counted. — date and sign below. In case of joint owners, each owner should sign. When signing in a fiduciary or representative capacity, please give full title as such. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer. Signature [please sign within box] date signature (joint owners) date e o o o o o o o o o o o o o o o detach and return this portion only 12755 e. Nine mile road warren, MI 48089

Important notice regarding the availability of proxy materials for the annual meeting: the notice and proxy statement and annual report are available at www.proxyvote.com. If you have not voted via the internet or telephone, fold along the perforation, detach and return the bottom portion in the enclosed envelope. D98269-p89089 proxy — universal logistics holdings, inc. 12755 e. Nine mile road, warren, mi 48089 solicited on behalf of the board of directors for the 2023 annual meeting of shareholders revoking all prior proxies, the undersigned, a shareholder of universal logistics holdings, inc. (the "company"), hereby appoints tim phillips and jude beres, and each of them, attorneys and agents of the undersigned, with full power of substitution to vote all shares of the common stock of the undersigned in the company at the annual meeting of shareholders of universal logistics holdings, inc. To be held at 241 madison st., detroit, michigan 48226, on april 26, 2023 at 10:00 a.m., eastern time, and at any adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse. In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the meeting or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are made, this proxy will be voted for all nominees, for proposals 2 and 4, and "every three years" for proposal 3. Continued and to be signed on reverse side see reverse side